Exhibit 99.1

FOR IMMEDIATE RELEASE

SANUWAVE Health PROVIDES an update

on the dermaPACE Clinical trial

ALPHARETTA, GA, June 30, 2015 – SANUWAVE Health, Inc. (OTCQB: SNWV) today announced the plan for completing the Company’s Phase III supplemental clinical trial that used the dermaPACE® for treating diabetic foot ulcers.

SANUWAVE and its regulatory advisors, Musculoskeletal Clinical Regulatory Advisers, LLC (MCRA), held an in-person meeting with the U.S. Food and Drug Administration (FDA) in June 2015. In this meeting, it was determined that the best path to success would be for the Company to retain the original analysis plan. In addition, the FDA noted the totality of the data from the clinical study, such as additional endpoints and a favorable risk/benefit profile, will play an important role in the FDA’s review of the Company’s Premarket Approval (PMA) submission.

The Company completed enrollment in the clinical study in November 2014 and all 130 patients have now completed the full 24-week follow-up. The Company and its CRO are in the process of completing the auditing of the clinical documentation at each clinical site to be followed by site close-out, a final review, and then locking of the clinical study database. After the database is locked, the Company will be unblinded to the data, conduct statistical analyses, announce the top-line results publicly in Q3-2015, and draft the clinical study report. Assuming positive clinical results, this work will culminate in submission of the PMA to the FDA in Q4-2015/Q1-2016.

Kevin A. Richardson II, Chairman of the board of directors of SANUWAVE, commented, "We are very pleased to have reached this major milestone in the supplemental clinical trial of dermaPACE to treat diabetic foot ulcers. The positive feedback from the FDA at our meeting to discuss the dermaPACE clinical study gives us the confidence to stop further enrollment in the study and move towards final data review and PMA submission to the FDA.”

“With the recent positive feedback from the FDA, we have now begun discussions with various strategic parties about partnering on the commercialization of the product. The dermaPACE, with its novel biologic regenerative effects, holds promise to heal diabetic foot ulcers and increase limb preservation, thus improving quality of life for these patients and their families and significantly easing the economic burden on an overwhelmed healthcare system that cares for these patients. We are moving quickly toward our ultimate goal of obtaining FDA approval for dermaPACE and commercializing the technology in the U.S. where millions of people suffer from costly and debilitating diabetic foot ulcers,” concluded Mr. Richardson.

Conference Call

The Company will host a conference call on Tuesday, June 30, 2015, beginning at 9 a.m. Eastern Time to discuss the dermaPACE clinical trial. Shareholders and other interested parties can participate in the conference call by dialing 877-407-9055 (U.S. and Canada) or 201-493-6743 (international).

A replay of the conference call will be available beginning two hours after its completion through July 14, 2015, by dialing 877-660-6853 (U.S. and Canada) or 201-612-7415 (international) and entering Conference ID 414704.

About SANUWAVE Health, Inc.

SANUWAVE Health, Inc. (www.sanuwave.com) is a shock wave technology company initially focused on the development and commercialization of patented noninvasive, biological response activating devices for the repair and regeneration of skin, musculoskeletal tissue and vascular structures. SANUWAVE’s portfolio of regenerative medicine products and product candidates activate biologic signaling and angiogenic responses, producing new vascularization and microcirculatory improvement, which helps restore the body’s normal healing processes and regeneration. SANUWAVE applies its patented PACE technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions. Its lead product candidate for the global wound care market, dermaPACE®, is CE Marked throughout Europe and has device license approval for the treatment of the skin and subcutaneous soft tissue in Canada, Australia and New Zealand. In the U.S., dermaPACE is currently under the FDA’s Premarket Approval (PMA) review process for the treatment of diabetic foot ulcers. SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved OssaTron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its OssaTron, Evotron® and orthoPACE® devices in Europe, Asia and Asia/Pacific. In addition, there are license/partnership opportunities for SANUWAVE’s shock wave technology for non-medical uses, including energy, water, food and industrial markets.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

Contact:

Todd Markey

IR Partners

818-280-6800

tmarkey@irpartnersinc.com

Daniel Conway

DC Consulting, LLC
407-792-3333
investorinfo@dcconsultingllc.com

SANUWAVE Health, Inc.

Kevin Richardson II

Chairman of the Board

617-778-9223

Barry Jenkins

Chief Financial Officer and COO

678-578-0103

investorrelations@sanuwave.com